                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement            [_] Confidential, for Use of the
                                               Commission Only (as Permitted by
                                               Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                   Loews Cineplex Entertainment Corporation
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

--------
* Set forth the amount on which the filing fee is calculated and state how it was determined.

[LOGO OF LOEWS CINEPLEX]

                                        May 25, 2000

              To our Stockholders:

                You are cordially invited to attend the Annual Meeting of
              Stockholders, which will be held at 10:00 a.m., Thursday, June 22, 2000 at Loews 42nd Street E-Walk Theatre, 247 West 42nd Street, New York, New York 10036.

                  . You will find a Notice of Meeting on the next page that identifies two proposals for your action.

                  . At the meeting we will report on Loews Cineplex's fiscal year 2000 business results and on other matters of current interest to our stockholders.

                  . If you plan to attend the meeting in New York, please check the appropriate box on your proxy card and detach the admission ticket from your proxy card for presentation at the meeting.

                We encourage you to read this Proxy Statement and sign and return your proxy card in the enclosed envelope as soon as possible so that your shares will be represented at the meeting.

                                        Sincerely,

                                        /s/ Lawrence J. Ruisi

                                        Lawrence J. Ruisi
                                        President and Chief Executive Officer

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION
                                711 FIFTH AVENUE
                               NEW YORK, NY 10022

                 ----------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                 ----------------------------------------------

Time.............................  10:00 a.m. on Thursday, June 22, 2000
Place............................  Loews 42nd Street E-Walk Theatre, 247 West 42nd Street,
                                   New York, New York 10036
Proposals to Vote On.............  .  Re-elect the 16 members of the Board of Directors, each for a one year term.
                                   .  Approve PricewaterhouseCoopers LLP as our
                                      independent auditors for the 2001 fiscal year.
                                   .  Transact any other business properly brought before
                                      the Annual Meeting.
Recommendation...................  Your Board of Directors recommends a vote "for" both of the proposals.
Who Can Vote.....................  You can vote if you were a stockholder of record on May
                                   15, 2000.
Annual Report Is Enclosed........  Our 2000 Annual Report to Stockholders, which is not a part of the proxy soliciting material, is enclosed.
How You Can Vote.................  Please vote in one of these ways:
                                   .  Use the toll-free telephone number shown on your
                                      proxy card;
                                   .  Through the Internet following the instructions on
                                      your proxy card; or
                                   .  Mark, sign, date and promptly return the enclosed
                                      proxy card in the enclosed postage-paid envelope.
                                   Any proxy may be revoked at any time prior to its
                                   exercise at the Annual Meeting.

                                        By order of the Board of Directors,

                                        /s/ Mindy Tucker

                                        Mindy Tucker
                                        Secretary

New York, New York
May 25, 2000

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Proxy Statement............................................................   1
  Annual Meeting Admission.................................................   1
  Stockholders Entitled to Vote............................................   1
  Proxies..................................................................   1
  Vote by Telephone........................................................   1
  Vote through the Internet................................................   1
  Vote by Mail.............................................................   2
  Voting at the Annual Meeting.............................................   2
  Voting on Other Matters..................................................   2
  List of Stockholders.....................................................   2
  Required Vote............................................................   2
  Multiple Copies of Annual Report to Stockholders.........................   2
  Cost of Proxy Solicitation...............................................   3
  Stockholder Account Maintenance..........................................   3
  Proposals to be Voted On.................................................   3
Proposal 1--Re-election of Directors.......................................   3
  Board and Committee Membership...........................................   8
  The Executive Committee..................................................   8
  The Audit Committee......................................................   8
  The Compensation Committee...............................................   9
  The Nominating Committee.................................................   9
  The Stock Option Committee...............................................   9
  Compensation of Directors................................................   9
  Indemnification..........................................................   9
Proposal 2--Approval of Auditors...........................................  10
Executive Compensation.....................................................  11
  Summary Compensation Table...............................................  11
  Option Grants in the Last Fiscal Year....................................  12
  Aggregate Option Exercises and Fiscal Year-End Values....................  12
  Employment Agreements....................................................  12
Report of the Compensation and Stock Option Committees.....................  14
  Overview.................................................................  14
  Evaluation of Executive Performance......................................  14
  Total Compensation.......................................................  15
  Salaries.................................................................  15
  Bonuses..................................................................  16
  Long-Term Incentive Compensation.........................................  16
  Tax Policy...............................................................  16
  Compensation Committee Interlocks and Insider Participation..............  16
  Glossary.................................................................  16
Performance Graphs.........................................................  17
Related Transactions.......................................................  19
Stock Ownership............................................................  21
  Section 16(a) Beneficial Ownership Reporting Compliance..................  23

                                                                            Page
                                                                            ----
Stockholders Agreement.....................................................  23
  The Board of Directors...................................................  23
  Consent Rights...........................................................  25
  Approval of Certain Combinations by Disinterested Directors..............  26
  Restrictions on Transfers of Loews Cineplex Stock........................  26
  Standstill Agreements....................................................  26
  Registration Rights......................................................  28
  Equity Purchase Rights...................................................  28
  Assignments of Rights and Obligations to Transferees.....................  28
  Certain Remedies.........................................................  28
  Termination..............................................................  29
Submission of Stockholder Proposals........................................  29

                    Loews Cineplex Entertainment Corporation
                                711 Fifth Avenue
                            New York, New York 10022

                                Proxy Statement
--------------------------------------------------------------------------------

  These proxy materials are delivered in connection with the solicitation by the Board of Directors of Loews Cineplex Entertainment Corporation ("Loews Cineplex," "we," "us," or "our") of proxies to be voted at our 2000 Annual Meeting of Stockholders and at any adjournment or postponement.

  You are invited to attend our Annual Meeting of Stockholders on June 22, 2000, beginning at 10:00 a.m. The meeting will be held at Loews 42nd Street E-Walk Theatre, 247 West 42nd Street, New York, New York 10036. Stockholders will be admitted beginning at 9:00 a.m.

  This Proxy Statement, proxy card and voting instructions are being mailed starting May 25, 2000.

Annual Meeting Admission

  An admission ticket, which is required for entry to the Annual Meeting, is attached to your proxy card. If you plan to attend the meeting, please keep the admission ticket and bring it to the meeting.

  If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the meeting, you must show proof of ownership of Loews Cineplex common stock at the door, such as a bank or brokerage account statement.

Stockholders Entitled to Vote

  Holders of record of Loews Cineplex common shares at the close of business on May 15, 2000 are entitled to receive this notice and to vote their shares at the Annual Meeting. Holders of Class B non-voting common shares are not entitled to vote. As of the record date, there were 58,538,646 common shares and 84,000 Class B non-voting common shares outstanding. Each common share is entitled to one vote on each matter properly brought before the Annual Meeting.

Proxies

  Stockholders of record may vote their proxies by telephone, through the Internet or by mail at any time before the Annual Meeting. A toll-free telephone number and instructions on how to vote through the Internet are included on your proxy card. If you choose to vote by mail, a postage-paid envelope is provided.

  Proxies may be revoked at any time before they are exercised by:

  .  written notice to the Secretary of Loews Cineplex,

  .  timely delivery of a valid, later-dated proxy, or

  .  voting by ballot at the Annual Meeting.

  Choose one of the following four voting methods to cast your vote.

Vote by Telephone

  You can vote your shares by telephone by calling 1-800-840-1208. Telephone voting is available 24 hours a day. Easy-to-follow voice prompts allow you to vote your shares and confirm that your voting instructions have been properly recorded. Our telephone voting procedures are designed to authenticate stockholders by using individual control numbers. Your control number appears on your enclosed proxy card. If you vote by telephone you can also give instructions for us to discontinue future duplicate mailings of the Annual Report if more than one copy was sent to your address this year. If you vote by telephone you do not need to return your proxy card.

Vote through the Internet

  You can vote your shares via the Internet at http://www.eproxy.com/lcp by following the instructions on your proxy card. Voting via the

Internet is available 24 hours a day. Easy to follow instructions allow you to vote your shares and confirm that your voting instructions have been properly recorded. If you vote via the Internet you can also give instructions for us to discontinue future duplicate mailings of the Annual Report if more than one copy was sent to your address this year. If you vote via the Internet you do not need to return your proxy card.

Vote by Mail

  If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it to ChaseMellon Shareholder Services, L.L.C., our primary transfer agent, in the postage-paid envelope provided. If you wish to discontinue future duplicate mailings of the Annual Report, check the box provided on the proxy card.

Voting at the Annual Meeting

  The method by which you vote now will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the Annual Meeting.

  All shares that have been properly voted, whether by telephone, Internet or mail, and not revoked, will be voted at the Annual Meeting in accordance with your instructions. If you sign your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

Voting on Other Matters

  If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed form of proxy will have the discretion to vote on those matters for you. At the date this proxy statement went to press, we do not know of any other matter to be raised at the Annual Meeting.

List of Stockholders

  A list of stockholders entitled to vote at the Annual Meeting will be made available at the Annual Meeting and for ten days prior to the meeting, between the hours of 10:00 a.m. and 4:30 p.m., at our offices at 711 Fifth Avenue, New York, New York 10022, by contacting the Secretary of Loews Cineplex.

Required Vote

  The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

  A plurality of the votes cast is required for the election of directors. Abstentions and broker "non-votes" are not counted as votes cast for purposes of the election of directors.

  The affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting is required to approve the appointment of PricewaterhouseCoopers LLP as our independent auditors for the 2001 fiscal year. Since abstentions and broker "non-votes" are counted as shares present and entitled to vote at the Annual Meeting, an abstention or broker "non-vote" will have the same effect as a vote "AGAINST" the proposal.

  Sony Pictures Entertainment Inc. and Universal Studios, Inc., who collectively own a majority of our voting common stock, have agreed to vote for each of our nominees to the Board of Directors and in favor of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the 2001 fiscal year. Should they vote as agreed, election of our nominees and passage of the proposals are assured.

Multiple Copies of Annual Report to Stockholders

  Our 2000 Annual Report to Stockholders has been mailed to our stockholders. If more than one copy of the Annual Report was sent to your address, we will discontinue the mailing of reports on the accounts you select if you mark the designated box on the appropriate proxy card(s), or follow the relevant prompts or instructions when you vote by telephone or via the Internet. At least one account must continue to receive the Annual Report.

  Mailing of dividends, proxy materials and special notices will not be affected by your election to discontinue future duplicate mailings of the Annual Report. To discontinue or resume the mailing of an Annual Report to an account, call our Stockholder Services toll-free number, 1-800-370-1163.

  If you own common shares through a bank, broker or other nominee and receive more than one Annual Report, contact the holder of record of those shares to eliminate duplicate mailings.

Cost of Proxy Solicitation

  We will pay the expenses of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, electronic transmission, facsimile transmission or by telegram.

Stockholder Account Maintenance

  Our primary transfer agent is ChaseMellon Shareholder Services, L.L.C. All communications concerning accounts of stockholders of record, including address changes, name changes, inquiries as to requirements to transfer common shares and similar issues can be handled by calling our Stockholder Services toll-free number, 1-800-370-1163 or by contacting ChaseMellon's web site at www.chasemellon.com. For other information about Loews Cineplex, you can visit our web site at www.loewscineplex.com.

Proposals to be Voted On

  . Re-elect the 16 members of the Board of Directors, each for a one year term.

  . Approve PricewaterhouseCoopers LLP as our independent auditors for the 2001 fiscal year.

  . Transact any other business properly brought before the Annual Meeting.

  A more detailed discussion of each of the proposals is set forth in the following pages.

                     Proposal 1 -- Re-Election of Directors
--------------------------------------------------------------------------------


  The first proposal on the agenda for the Annual Meeting is the re-election of 16 directors to hold office until the next Annual Meeting or until their successors are elected or appointed.

  The Board of Directors currently consists of 16 directors whose terms expire at the Annual Meeting. All of our nominees are currently serving as directors.

  The persons named in the enclosed proxy intend to vote the proxy for the re-election of each of the 16 nominees, unless you indicate on the proxy card that your vote should be withheld from any or all of such nominees. If you are voting by telephone, you will be instructed how to withhold your vote from some or all of such nominees.

  Loews Cineplex is party to a Stockholders Agreement with Sony Pictures, Universal and the Charles Rosner Bronfman Discretionary Trust and related stockholders (we refer to this trust and its related stockholders as the "Claridge Group"). Under the Stockholders Agreement, Sony Pictures, Universal and the Claridge Group have the right to designate six nominees, four nominees and one nominee to the Board, respectively. The five other nominees are designated by the Board's nominating committee. The Stockholders Agreement requires two of these nominees to come from our top management (so called "management directors"). The remaining three are required to be independent of us and of Sony Pictures, Universal and the Claridge Group (so called "independent directors").

  Nominees for re-election this year are George A. Cohon, Nora Ephron, Mel Harris, Andrew Hauptman, Ronald N. Jacobi, Allen Karp, Kenneth Lemberger, Ron Meyer, Yuki Nozoe, Karen Randall, Lawrence J. Ruisi, Hellene Runtagh, Bedi A. Singh, Howard Stringer, William A. Sutman and Mortimer B. Zuckerman.

  Each of Sony Pictures, Universal and the Claridge Group has agreed to vote their shares to cause the nominees of Sony Pictures, Universal and the Claridge Group and each of the independent directors and management directors designated by the nominating committee to be elected to the Board. Since Sony Pictures, Universal and the Claridge Group own in excess of 72% of our voting stock, the election of these nominees is assured, if they vote as agreed.

  The Board of Directors recommends a vote for the election of these nominees as directors.

  We expect each nominee for election as a director to be able to serve if elected. If any nominee is unable to serve, proxies will be voted in favor of the remainder of those nominated and for substitute nominees who qualify under our Stockholders Agreement.

  The principal occupation and certain other information about the nominees to the Board are set forth on the following pages.


Name, Age and Position with          Principal Occupation, Business Experience
Loews Cineplex                                   and Directorships

George A. Cohon................63    Mr. Cohon has been Senior Chairman of the
                                     Executive Committee of McDonald's
  .  Director (since May 1998)       Restaurants of Canada Limited and Senior
                                     Chairman of McDonald's in Russia since
                                     1992. Mr. Cohon also serves as a director of The Royal Bank of Canada and Astral
                                     Communications Inc. Additionally,
                                     Mr. Cohon is an officer of the Order of
                                     Canada.

                                     Mr. Cohon is an independent director
                                     nominee.

Nora Ephron....................59    Ms. Ephron is a writer, director and
                                     producer of motion pictures. Ms. Ephron's
  .  Director (since October 1998)   directing credits include "Hanging Up",
                                     "You've Got Mail", "This is My Life",
                                     "Sleepless in Seattle", "Mixed Nuts" and
                                     "Michael". Her screen-writing credits
                                     include "Hanging Up", "You've Got Mail",
                                     "Sleepless in Seattle", "When Harry Met
                                     Sally. . .", "Silkwood", "Heartburn",
                                     "Cookie", "My Blue Heaven", "This is My
                                     Life", "Mixed Nuts" and "Michael". Ms.
                                     Ephron has also written a number of books including "Heartburn", "Crazy Salad" and
                                     "Scribble, Scribble". Ms. Ephron was
                                     formerly a journalist, beginning as a
                                     newspaper reporter for the New York Post and then as a magazine writer for, among others, Esquire, the New York Times
                                     Magazine and New York Magazine.

                                     Ms. Ephron is an independent director
                                     nominee.

Mel Harris.....................57    Mr. Harris has been Co-President and
                                     Chief Operating Officer of Sony Pictures
  .  Director (since January 2000)   since September 1999. From September 1995
                                     through August 1999 Mr. Harris served as a Media Consultant to Sony Pictures. From
                                     February 1992 to August 1995, Mr. Harris was President of Sony Pictures
                                     Entertainment Television Group.

                                     Mr. Harris is a nominee of Sony Pictures.

Name, Age and Position with          Principal Occupation, Business Experience
Loews Cineplex                                   and Directorships

Andrew Hauptman................31    Mr. Hauptman has been President and Chief
                                     Executive Officer of Andell Limited, a
  .  Director (since March 2000)     London-based private investment company,
                                     since 1998. From 1996 to 1998, Mr.
                                     Hauptman served as Director of Strategic
                                     Planning & Business Development for MCA
                                     Holding (UK) Ltd. Mr. Hauptman also owns
                                     Andell Entertainment, a film production
                                     company and has been President and a
                                     producer of feature films for that
                                     company since 1988. Mr. Hauptman is also a director of Koor Industries Ltd., an Israeli-based industrial holding company involved in telecommunications and defense electronics.

                                     Mr. Hauptman is a nominee of the Claridge
                                     Group.

Ronald N. Jacobi...............52    Mr. Jacobi has been Executive Vice
                                     President of Sony Pictures since
  .  Director (since May 1999)       September 1997, Corporate Secretary since
                                     February 1997 and General Counsel for the past twelve years. In this capacity, he oversees all legal, regulatory, labor relations and music business matters relating to Sony Pictures and its businesses.

                                     Mr. Jacobi is a nominee of Sony Pictures.

Allen Karp.....................59    Mr. Karp has served as Chairman and Chief
                                     Executive Officer of Cineplex Odeon
  .   Chairman and Chief Executive   Canada since May 1998. From May 1993
      Officer of Cineplex Odeon      until May 1998, Mr. Karp served as
      Canada                         President and Chief Executive Officer of
  .   Director (since May 1998)      Cineplex Odeon Corporation.

                                     Mr. Karp is a management director
                                     nominee.

Kenneth Lemberger..............53    Mr. Lemberger has been President of the
                                     Columbia TriStar Motion Picture Group
  .   Director (since May 1998)      since January 1997. From 1994 to January
                                     1997, he was Corporate Executive Vice
                                     President of Sony Pictures.

                                     Mr. Lemberger is a nominee of Sony
                                     Pictures.

Ron Meyer......................55    Mr. Meyer has been President and Chief
                                     Operating Officer of Universal since
  .   Director (since May 1998)      August 1, 1995. Prior to August 1995, he
                                     served as President of Creative Artists
                                     Agency, Inc., a talent agency that he co-founded in 1975.

                                     Mr. Meyer is a nominee of Universal.

Name, Age and Position with          Principal Occupation, Business Experience
Loews Cineplex                                   and Directorships

Yuki Nozoe.....................49    Mr. Nozoe has been Co-President of Sony
                                     Pictures since September 1999. From
  .  Director (since May 1998)       October 1996 to August 1999, Mr. Nozoe
                                     was Executive Vice President of Sony
                                     Pictures. From February 1996 to October
                                     1996, Mr. Nozoe served as Executive Vice
                                     President of Sony Corporation of America.
                                     From 1993 to February 1996, he was Senior
                                     Vice President of Marketing for Sony
                                     Electronics, Inc.

                                     Mr. Nozoe is a nominee of Sony Pictures.

Karen Randall..................46    Ms. Randall has been Executive Vice
                                     President and General Counsel of
  .  Director (since May 1998)       Universal since March 2000. From 1996 to
                                     February 2000, Ms. Randall served as
                                     Senior Vice President and General Counsel of Universal. From 1991 to February 1996, she was Managing Partner of the Los
                                     Angeles office of Katten Muchin & Zavis.

                                     Ms. Randall is a nominee of Universal.

Lawrence J. Ruisi..............52    Mr. Ruisi has been President and Chief
                                     Executive Officer of Loews Cineplex since
  .  President                       May 1998. Mr. Ruisi was President of Sony
  .  Chief Executive Officer         Retail Entertainment Inc. from September
  .  Director (since May 1998)       1994 until May 1998. Mr. Ruisi also
                                     served as Executive Vice President of
                                     Sony Pictures from 1990 through May 1998.
                                     In these capacities, Mr. Ruisi was
                                     responsible for oversight of Sony
                                     Pictures' theatrical exhibition group,
                                     including the Loews Theatres, Star
                                     Theatres and Magic Johnson Theatres
                                     circuits.

                                     Mr. Ruisi is a management director
                                     nominee.

Hellene Runtagh................51    Ms. Runtagh has been Executive Vice
                                     President of Universal since January
  .   Director (since February       1999. In this capacity, she is
      1999)                          responsible for overseeing the activities
                                     of the Universal Studios Operations
                                     Group, Universal Studios Consumer
                                     Products Group, Universal Studios
                                     Corporate Marketing and Sponsorship and
                                     the Spencer Gift retail operations. In
                                     addition, she oversees Universal's
                                     worldwide information technology and is
                                     responsible for Seagram's global sourcing and real estate operations, as well as a financial shared services initiative.
                                     From February 1997 to December 1998, she was Senior Vice President of Universal.
                                     Prior to that time, Ms. Runtagh spent 25 years at General Electric, where she served as President and Chief Executive
                                     Officer of GE Information Services.

                                     Ms. Runtagh is a nominee of Universal.

Name, Age and Position with          Principal Occupation, Business Experience
Loews Cineplex                                   and Directorships

Bedi A. Singh..................40    Mr. Singh has been Chief Financial
                                     Officer and Executive Vice President of
  .   Director (since May 2000)      Sony Pictures since July 1999. From
                                     December 1996 to June 1999, Mr. Singh
                                     served as Senior Vice President of
                                     Strategic Planning and Deputy Chief
                                     Financial Officer for Fox Filmed
                                     Entertainment. From 1994 to 1996, Mr.
                                     Singh served in the Office of the
                                     Chairman of News Corporation in Los
                                     Angeles.

                                     Bedi A. Singh is a nominee of Sony
                                     Pictures.

Howard Stringer................58    Mr. Stringer has served as Chairman and
                                     Chief Executive Officer of Sony
  .   Director (since May 1998)      Corporation of America since May 1997 and
                                     as Chairman of Sony Pictures since May
                                     1998. Mr. Stringer has also served as
                                     President of Sony Corporation of America and as a member of the Boards of Directors of Sony Corporation of America,
                                     Sony Pictures, Sony Electronics and Sony
                                     Music Entertainment, Inc. since May 1997.
                                     From March 1995 to April 1997, Mr.
                                     Stringer was Chairman and CEO of TELE-TV, a company formed by Bell Atlantic, Nynex and Pacific Telesis.

                                     Mr. Stringer is a nominee of Sony
                                     Pictures.

William A. Sutman..............38    Mr. Sutman has served as Senior Vice
                                     President and Chief Financial Officer of
  .   Director (since November       Universal since August 1999. Mr. Sutman
      1999)                          served as Chief Financial Officer of
                                     Universal Pictures from February 1999 to
                                     August 1999. Mr. Sutman also served as
                                     Vice President and Controller of
                                     Universal from February 1997 to February
                                     1999. From June 1994 to February 1997,
                                     Mr. Sutman served as Vice President,
                                     Audit for Joseph E. Seagram & Sons.

                                     Mr. Sutman is a nominee of Universal.

Mortimer B. Zuckerman..........62    Mr. Zuckerman has served as Chairman of
                                     Boston Properties, Inc. for over five
  .   Director (since May 1998)      years. Mr. Zuckerman is also Chairman and
                                     Editor-in-Chief of U.S. News and World
                                     Report, Chairman of The Atlantic Monthly,
                                     Chairman and Co-Publisher of the New York
                                     Daily News, Chairman of Fast Company and
                                     Chairman of Applied Graphics
                                     Technologies.

                                     Mr. Zuckerman is an independent director nominee.

                         Board and Committee Membership

  During the 2000 fiscal year, the Board of Directors met six times. We currently have five standing committees. Those committees are: an executive committee, an audit committee, a compensation committee, a nominating committee and a stock option committee. During fiscal 2000, the executive committee met twice, the audit committee met three times, the compensation committee met once, the nominating committee did not meet and the stock option committee met once. The composition of our Board committees has to satisfy the requirements of our Stockholders Agreement with Sony Pictures, Universal and the Claridge Group and standards set by the NYSE and applicable law. Under our Stockholders Agreement, our nominating committee must comprise two independent directors and one designee of each of Sony Pictures and Universal. The Stockholders Agreement also grants Sony Pictures and Universal the right to designate members to other Board committees in proportion to their overall representation on our Board. We have followed this rule of proportionate representation on our committees except in the cases of the audit committee and the stock option committee which, to meet NYSE and applicable legal requirements, have only independent director members. The following table indicates which current directors are on which committees:


  Name                      Executive Audit Compensation Nominating Stock Option
  ------------------------- --------- ----- ------------ ---------- ------------
  Mr. Cohon................             X                    X           X
  Ms. Ephron...............             X
  Mr. Harris...............     X
  Mr. Hauptman.............     X                X
  Mr. Jacobi...............
  Mr. Karp.................
  Mr. Lemberger............                      X
  Mr. Meyer................                                  X
  Mr. Nozoe................
  Ms. Randall..............                      X
  Mr. Ruisi................     X
  Ms. Runtagh..............
  Mr. Singh................     X                X
  Mr. Stringer.............                                  X
  Mr. Sutman...............     X
  Mr. Zuckerman............             X                    X           X

  Ms. Ephron, Ms. Runtagh and Messrs. Lemberger, Meyer and Stringer attended less than 75 percent of the meetings of the Board and committees on which they served (during the period they served) during the 2000 fiscal year.

The Executive Committee

  The executive committee has all powers of the Board in the management of our business and affairs whenever the Board is not in session, except for powers that by law are reserved for the full Board. The reserved powers include:

  . recommending amendments to our certificate of incorporation,

  . adopting an agreement of merger or consolidation,

  . recommending to our stockholders the sale, lease or exchange of all or substantially all of our property and assets,

  . recommending to our stockholders a dissolution of Loews Cineplex or a revocation of a dissolution, and

  . amending our by-laws.

The Audit Committee

  The audit committee is responsible for:

  . following the principles and concepts expressed in its charter,

  . reviewing the scope of the audit of our annual financial statements,

  . making recommendations as to the selection and services of our independent auditors,

  . performing such other duties relating to the financial statements as the committee deems necessary or desirable, including reviewing our internal auditing procedures and controls, and

  . performing such other matters as the Board may assign from time to time.

The Compensation Committee

  The compensation committee is responsible for:

  . supervising and making recommendations with respect to employee compensation levels and our employee benefit plans,

  . approving, upon recommendation from the President and CEO or other appropriate officer, the terms of employment of all of our officers, and

  . taking such other action as the committee deems necessary or desirable in connection with its general oversight of our compensation policies and practices.

The Nominating Committee

  The nominating committee is responsible for nominating and approving nominees for election to the Board to fill the positions reserved for our executive officers and independent directors.

  The nominating committee will not consider nominees recommended by stockholders, other than Sony Pictures, Universal and the Claridge Group. Under the terms of the Stockholders Agreement, Sony Pictures, Universal and the Claridge Group are entitled to designate for nomination six, four and one nominees to the Board, respectively.

  The nominees proposed by the Committee this year are Messrs. Ruisi and Karp as management directors and Mr. Cohon, Ms. Ephron and Mr. Zuckerman as independent directors.

The Stock Option Committee

  The stock option committee is responsible for administering the Stock Incentive Plan, including all matters relating to the grant, exercise or cancellation of stock options and other awards under the Stock Incentive Plan.

Compensation of Directors

  None of the directors, other than the independent directors, receive compensation from Loews Cineplex to serve in their capacity as directors.

  Annual Cash Retainer Fees. Independent directors receive an annual cash stipend of $30,000 per year.

  Meeting Fees. Independent directors also receive a fee of $1,000 for each Board or committee meeting they attend.

  Stock Compensation. On April 14, 1999, we awarded to each of our independent directors stock options to purchase 5,000 shares of our common stock.

Indemnification

  As required under our by-laws, we indemnify our directors and officers to the fullest extent permitted by law, so that they will serve free from undue concern that they may incur personal liability on our behalf.

                       Proposal 2 -- Approval of Auditors
--------------------------------------------------------------------------------

  The second proposal on the agenda for the Annual Meeting is the approval of the Board's appointment of PricewaterhouseCoopers LLP as our independent auditors.

  The Board of Directors, upon the recommendation of its Audit Committee, has appointed PricewaterhouseCoopers LLP to serve as our independent auditors for the 2001 fiscal year, subject to the approval of our stockholders. PricewaterhouseCoopers LLP served as Loews Cineplex's auditors during the 2000 fiscal year.

  Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to answer appropriate questions. They will also have the opportunity to make a statement if they desire to do so.

  The Board of Directors recommends a vote for the approval of PricewaterhouseCoopers LLP as our independent auditors for the 2001 fiscal year.

                             EXECUTIVE COMPENSATION

  The table below shows the before-tax compensation for the last three years of our five highest paid executive officers at the end of the 2000 fiscal year.

                           Summary Compensation Table

                                                                                      Long-Term
                                        Annual Compensation                          Compensation
                                ---------------------------------------------        ------------
                                                                                      Securities
Name and Principal       Fiscal                               Other Annual            Underlying   All Other
Position                  Year   Salary        Bonus        Compensation/(1)/          Options    Compensation
------------------------ ------ --------      --------      -----------------        ------------ ------------
Lawrence J. Ruisi.......  2000  $750,000      $397,500/(2)/       $   --                   --     $    16,920/(3)/
 Chief Executive Officer  1999  $746,026/(4)/ $500,000         $  113,671/(5)/             --     $    21,444
  and President           1998  $728,875/(4)/ $500,000/(4)/    $1,796,933/(4)//(6)/    900,000    $    56,313


Allen Karp/(7)/.........  2000  $407,916      $145,300                --                   --     $ 2,850,996/(8)/
 Chairman and Chief       1999  $572,543      $653,527/(9)/           --                   --     $     6,407
 Executive
 Officer of Cineplex
 Odeon


Travis E. Reid..........  2000  $461,163      $175,000                --                40,000    $    13,737/(10)/
 President, North         1999  $441,960      $225,000                --                   --     $    16,177
 American                 1998  $393,026      $225,000                --               250,000    $    12,116
 Operations


J. Edward Shugrue/(11)/.  2000  $472,028      $145,000         $  181,607/(12)/         36,000    $    11,330/(13)/
 President,               1999  $320,109      $200,000         $   12,918/(14)/            --     $    20,400
 International            1998  $264,999      $150,000                --               225,000            --
 Operations


John C. McBride, Jr.....  2000  $343,738      $ 75,000                --                24,000    $    11,362/(16)/
 Senior Vice President    1999  $339,400      $125,000         $   95,776/(15)/            --     $     8,555
 and General Counsel      1998  $ 39,162      $ 75,000                --               150,000            --

----------------------
/(1)/Unless otherwise indicated, with respect to any individual named in the above table, the aggregate amount of perquisites and other personal benefits, securities or property was less than the lesser of $50,000 or 10% of the annual salary and bonus reported for the named executive officer.
/(2)/Includes a cost of living adjustment of $22,500 paid to Mr. Ruisi pursuant to the terms of his employment agreement.
/(3)/Represents various amounts paid by us to Mr. Ruisi related to the following: $4,800 contributed to our savings plan as a matching contribution, $7,200 contributed to our savings plan as a profit sharing contribution and $4,920 in premiums paid by us for life insurance.
/(4)/Includes amounts paid to Mr. Ruisi as President of Sony Retail
    Entertainment, a position in which Mr. Ruisi's responsibilities included oversight and direction of the Sony theatrical exhibition group.
/(5)/Represents amounts paid to Mr. Ruisi from the Sony Corporation of America deferred compensation plan.
/(6)/Represents amounts paid to Mr. Ruisi in connection with the termination of his employment agreement with Sony Retail Entertainment in satisfaction of certain outstanding incentive award obligations under the agreement.
/(7)/Mr. Karp became an employee on May 14, 1998, upon the closing of the
    Loews/Cineplex Odeon combination.
/(8)/Represents amounts paid by us to Mr. Karp related to the following: $9,087 contributed to the Cineplex savings plan for Canadian employees as a matching contribution, $21,909 in premiums paid by Cineplex for life insurance, and $2.82 million allocated by Cineplex to a special bonus fund under the terms of his employment agreement discussed herein under the description of his employment agreement.
/(9)/Includes a special bonus of $500,000 paid in connection with the
    Loews/Cineplex Odeon combination.
/(10)/Represents amounts paid by us to Mr. Reid related to the following: $4,800 contributed to our savings plan as a matching contribution, $7,200 contributed to our savings plan as a profit sharing contribution and $737 in premiums paid by us for life insurance.
/(11)/Mr. Shugrue became an employee on August 1, 1998. Prior to this date, an allocation of salary and benefits was charged to Loews Cineplex by a Sony affiliate for services rendered by Mr. Shugrue to Loews Cineplex.
/(12)/Represents $11,257 paid to Mr. Shugrue for a car allowance and $170,389 paid to Mr. Shugrue for relocation expenses.
/(13)/Represents amounts paid by us to Mr. Shugrue related to the following:
     $2,010 contributed to our savings plan as a matching contribution, $7,200 contributed to our savings plan as a profit sharing contribution and $2,120 in premiums paid by us for life insurance.
/(14)/Represents amounts paid to Mr. Shugrue under the Sony Pictures deferred compensation plan.

/(15)/Represents $14,836 paid to Mr. McBride under the Sony Pictures deferred compensation plan and $80,940 paid to Mr. McBride as relocation expenses. /(16)/Represents amounts paid by us to Mr. McBride related to the following:
     $3,221 contributed to our savings plan as a matching contribution, $7,200 contributed to our savings plan as a profit sharing contribution and $941 in premiums paid by us for life insurance.

                     Option Grants in the Last Fiscal Year

                                                                         Potential
                                                                        Realizable
                                                                     Value at Assumed
                                    Percent of                        Annual Rates of
                         Number of    Total                             Stock Price
                         Securities  Options    Exercise             Appreciation for
                         Underlying  Granted    or Base              Option Terms/(2)/
                          Options   in Fiscal  Price per  Expiration -----------------
Name                      Granted      Year    share/(1)/    Date       5%      10%
------------------------ ---------- ---------- ---------- ---------- -------- --------
Lawrence J. Ruisi.......     --         --         --         --        --       --
Allen Karp..............     --         --         --         --        --       --
Travis Reid.............   40,000      2.0%      $11.14    04/14/09  $280,728 $708,504
J. Edward Shugrue.......   36,000      1.8%      $11.14    04/14/09  $252,655 $637,653
John C. McBride, Jr.....   24,000      1.2%      $11.14    04/14/09  $168,436 $425,102

--------
/(1)/The per share option exercise prices represent the fair market value of our common stock as of the date of the grant. The options vest and become exercisable at the rate of one-fifth per year over a five year period from the date of the grant and have a term of ten years. In addition, all options granted become exercisable upon a change of control as defined in the Stock Incentive Plan.
/(2)/The amounts shown in these columns are calculated at the 5% and 10% rates set by the Securities and Exchange Commission and are not intended to forecast future appreciation of our stock price.

  None of the named executive officers were granted stock appreciation rights during the last fiscal year.

             Aggregate Option Exercises and Fiscal Year-End Values

                                                Number Of Securities
                                               Underlying Unexercised     Value Of Unexercised
                                               Options at February 29,    In-The-Money Options
                           Shares                       2000              at February 29, 2000
                          Acquired    Value   ------------------------- -------------------------
Name                     On Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
------------------------ ----------- -------- ----------- ------------- ----------- -------------
Lawrence J. Ruisi.......     --         --      600,000      300,000        --           --
Allen Karp..............     --         --      535,900            0        --           --
Travis Reid.............     --         --       50,000      240,000        --           --
J. Edward Shugrue.......     --         --       45,000      216,000        --           --
John C. McBride, Jr.....     --         --       30,000      144,000        --           --

Employment Agreements

  Mr. Ruisi. Effective May 14, 1998, we entered into an employment agreement with Mr. Ruisi for a term of five years. During his employment term, Mr. Ruisi will serve as President and CEO of Loews Cineplex and be a director of Loews Cineplex and Cineplex Odeon Canada. Mr. Ruisi will be paid a base salary of $750,000 each year. He will also be eligible to participate in all of our then-operative employee benefit plans applicable generally to our senior executives. Moreover, Mr. Ruisi will be eligible to receive an annual bonus targeted at $500,000 plus a specified cost of living adjustment (but in any event not less than $250,000 plus the specified cost of living adjustment). In addition to the initial grant of options to purchase 900,000 shares of our common stock at an exercise price of $13.125, on April 26, 2000 we granted Mr. Ruisi options to purchase 100,000 shares of our common stock at an exercise price of $3.625. Mr. Ruisi will also be granted at least an additional 100,000 options on May 13 of each of the years 2001 and 2002.

  If we terminate Mr. Ruisi's employment without cause, Mr. Ruisi will receive:

  . his accrued but unpaid salary and benefits and a pro rata portion of the minimum annual bonus for the year of termination, and

  . his base salary, employee benefits and minimum annual bonus that would have been payable during the balance of his employment term.

  In addition, any options awarded before his termination will vest immediately and continue to be exercisable in accordance with our stock incentive plan for up to twelve months from the termination date. In all other termination events, Mr. Ruisi will receive his accrued but unpaid salary and benefits and a pro rata portion of the Minimum Annual Bonus for the year of termination.

  Mr. Karp. We entered into an employment agreement with Mr. Karp on August 18, 1999 which superseded his previous agreement. The agreement provides for an employment term ending on January 1, 2002. The employment term will be extended until January 1, 2004 unless either party notifies the other that it will not be so extended. Under the agreement, through November 1, 1999, Mr. Karp received a base salary of $550,000 per year and a one time bonus equal to $129,167. Throughout the remainder of its term, the agreement provides for a base salary of $200,000 and a target annual bonus of $50,000, during which time Mr. Karp is required to spend 60% of each work week on the business and affairs of Loews Cineplex and Cineplex Odeon Canada.

  Pursuant to the terms of the agreement, we have agreed to pay a special bonus for past services to Mr. Karp, the present value of the principal amount of which, discounted at a rate of 8.875%, is approximately $2.8 million. During fiscal 2000, $425,000 of the special bonus was loaned to Mr. Karp. The remainder of the special bonus is payable to Mr. Karp upon the termination of his employment for any reason. Additionally, upon the termination of Mr. Karp's employment for any reason, all of the unvested stock options held by Mr. Karp as of the termination date will become immediately vested and remain exercisable until the expiration of each such option.

  If Mr. Karp's employment is terminated by him by reason of our failure to materially perform our obligations under the agreement or for other actions which would constitute constructive dismissal, we will pay Mr. Karp an amount equal to the base salary and target bonus he would have received through the expiration of the agreement. Additionally, if Mr. Karp's employment terminates for any reason other than by reason of a termination by us for actions constituting cause, we will, for the two and one-half year period following the termination:

  . continue to provide Mr. Karp and his family with the benefits he was receiving prior to his termination of employment, and

  . continue to make contributions to the Cineplex Odeon retirement savings plan on Mr. Karp's behalf.

  Travis Reid. Mr. Reid entered into an amendment to his employment contract with us, effective May 1, 1998. His contract has a term of three years, and we have an option to extend the contract for an additional two years. Mr. Reid's employment agreement provides for an annual base salary of $450,000, with annual cost of living increases at the end of years one, two and four and a $50,000 increase at the end of year three, should we exercise our option to extend the agreement. Mr. Reid's agreement provides for an annual bonus targeted at $200,000, which is subject each year to the attainment of goals to be established by the Board.

  J. Edward Shugrue. Mr. Shugrue entered into an employment agreement with us effective December 15, 1997, to serve as President, International Operations for a term of four years. We have a one year option to extend. Mr. Shugrue's agreement provides for an annual base salary of $450,000, with annual cost of living increases at the end of years one, two and four and a $50,000 increase at the end of year three. The agreement also provides an annual bonus targeted at $200,000, which is subject each year to the attainment of goals to be established by the Board, and reimbursement of relocation and related transportation expenses. Pursuant to his employment agreement, we made Mr. Shugrue a full-recourse interest-bearing loan in the principal amount of $1.25 million.

  John C. McBride, Jr. Mr. McBride entered into an employment agreement with us effective January 19, 1998 for a term of five years. Mr. McBride's agreement provides for an annual base salary of $325,000, with annual cost of living increases at the end of years one, two and four and a $25,000 increase at the end of year three. The agreement also provides for an annual bonus targeted at between $75,000 and $125,000, which is subject each year to the attainment of performance goals to be established by the Board.

  Under the employment agreements with Messrs. Reid, Shugrue and McBride, during their respective employment terms, they are also entitled to participate in all employee benefit plans applicable generally to our senior executives. They also receive car allowances. If we terminate the employment of any of Messrs. Reid, Shugrue or McBride without cause prior to the expiration of their respective terms, the executive will receive his base salary and his target bonus through such date, reduced by any compensation paid or payable to him in respect of subsequent employment for the same period.

             REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEES

Overview

  Loews Cineplex became a publicly traded company on May 14, 1998 when Sony Pictures combined its Loews Theatres division with Cineplex Odeon. The combination culminated from the shared vision of Sony Pictures, Cineplex Odeon and Cineplex's two principal stockholders, Universal Studios and the Claridge Group, creating the world's largest publicly traded motion picture exhibition company in terms of revenues and cash flows.

  A key element of the combination, and an important focus of the negotiations that led up to it, was putting in place a strong management team. In order to attract and retain strong management, Sony Pictures, then our sole stockholder, and Cineplex Odeon, with input from Universal and the Claridge Group, retained our current management under long-term employment contracts. These contracts govern the terms of compensation we paid our executives in fiscal year 2000.

  The Board formed the compensation committee in October 1998 to establish the salaries and other compensation of our executive officers going forward.

  The compensation committee consists of two Sony Pictures directors, one Universal director and one Claridge director. Accordingly, the compensation committee represents the viewpoints of the stockholders who played the largest role in negotiating the employment contracts with the executive team. We expect to carry the philosophy underlying these contracts forward into the future.

  Our principal stockholders designed our executive compensation program to:

  . retain executive officers by paying them competitively, motivate them to contribute to our success, and reward them for their performance,

  . link a substantial part of each executive officer's compensation to our performance and the performance of the individual executive officer, and

  . encourage ownership of our common stock by executive officers.

  As discussed below, the program consists of, and is intended to balance, three elements:

  Salaries. We base salaries on an evaluation of individual job performance.

  Bonuses. We base bonuses on an evaluation of both individual and company performance against qualitative and quantitative measures.

  Long-Term Incentive Compensation. We award long-term incentive compensation, consisting of stock options, to ensure that incentive compensation is linked to the long-term performance of Loews Cineplex and its common stock.

  In 1999, the Board established the stock option committee to administer the Loews Cineplex Incentive Plan. The stock option committee consists of two independent directors and has the authority to award stock options to eligible individuals consistent with the policies of the compensation committee regarding long-term incentive compensation.

Evaluation of Executive Performance

  We do not rely solely on predetermined formulas or a limited set of criteria when evaluating the performance of the CEO and the other executive officers. Instead, we consider:

  . management's overall accomplishments,

  . the accomplishments of the individual executives,

  . our financial performance, and

  . other criteria discussed below.

  During the 2000 fiscal year, management continued to effectively implement its long-term strategies, which included:

  . continuing to successfully combine the theatre operations of Loews Theatres and Cineplex Odeon,

  . continuing to successfully eliminate costs that we had targeted for elimination following the Loews/Cineplex Odeon combination,

  . standardizing information technology platforms across theatre circuits,

  . minimizing interest and currency risk through effective use of hedging strategies, and

  . minimizing tax costs through domestic and international tax planning strategies.

  The compensation committee believes that the success of these strategies is evidenced by:

  . our opening, during fiscal 2000, of 15 theatres consisting of 237 screens in North America and the completion of five screen expansions (our Metreon, E-Walk and Kips Bay theatres have regularly ranked in the top ten of theatre box office receipts in the country since their respective openings),

  . our opening, during fiscal 2000, of 2 theatres consisting of 22 screens in Spain,

  . our closing, during fiscal 2000, of 55 older, unprofitable and obsolete theatres consisting of 219 screens in North America,

  . our development of joint ventures in Italy, Turkey and other strategic locations,

  . our continued integration of the Cineplex Odeon theatre assets and operations with those of Loews Theatres, including general ledger and related applications, our data reception system and our executive information system, and

  . our implementation of comprehensive domestic and international tax planning strategies.

  It is important to note that the motion picture exhibition industry is currently going through a difficult period that places exceptional demands on management's stewardship. Overbuilding in the industry and the continued presence of older, obsolete and unprofitable theatres has led to overscreening in North America. This has had the effect of decreasing operating margins at the theatre level and creating a tightening in liquidity at the corporate level. We believe that management will successfully navigate through these difficult times and that it has implemented a plan that will ultimately lead to long-term growth and opportunities for profitability.

  The compensation committee also expects to consider management's responses to the stronger competition due, in part, to the consolidation of film exhibition companies. It is the compensation committee's opinion that, in this highly competitive environment, management continues to effectively develop and implement strategies that position Loews Cineplex to remain a leader in the film exhibition industry.

Total Compensation

  In negotiating arrangements currently in place, the parties established target total compensation levels of our executives with due consideration of compensation paid by our competitors. The total compensation package for each executive has the three basic components indicated above and discussed in more detail below.

  While there are no established rules which bind the compensation and stock option committees, Loews Cineplex generally sets its salary and total cash compensation benchmarks in order to compete for and retain the best management talent available. Because Loews Cineplex competes for executive talent with a broad range of companies, the committees do not limit their comparison information for compensation purposes to the companies included in the peer group referred to in the Performance Graphs.

Salaries

  Current salaries were set pursuant to individual employment agreements before the compensation committee was established. However, the compensation committee believes that current salaries are consistent with:

  . the compensation committee's evaluation of each officer's individual job performance, and

  . an assessment of Loews Cineplex's performance.

  Mr. Ruisi's salary paid by Loews Cineplex for fiscal 2000 totaled $750,000. For fiscal 2001, his salary will be $750,000 plus a cost of living allowance.

  The 2000 salaries of the other named executive officers are shown in the "Salary" column of the Summary Compensation Table.

Bonuses

  The second element of the executive compensation program is the bonuses.

  Our employment contracts with key executives provide for the payment of targeted annual bonuses in the event that individual or company performance criteria established by the Board are met or exceeded. In some cases, we are also obligated to pay guaranteed minimum annual bonuses to key executives unrelated to performance.

  For fiscal 2000, a bonus of $375,000 for Mr. Ruisi was approved by the compensation committee and confirmed by the Board. The bonuses for fiscal 2000 paid to each of the other named executive officers are shown in the "Bonus" column of the Summary Compensation Table.

Long-Term Incentive Compensation

  In fiscal 2000, Mr. Ruisi and the other executive officers were eligible to participate in Loews Cineplex's Stock Incentive Plan, the third element of executive compensation.

  In fiscal 2000 the stock option committee granted stock options to the named executive officers (other than Messrs. Ruisi and Karp) pursuant to the terms of the Stock Incentive Plan.

Tax Policy

  Section 162(m) of the Internal Revenue Code, limits the tax deduction available to us to $1 million for compensation paid to our chief executive officer and our four other most highly compensated officers who are employed by us on the last day of the taxable year, but does not disallow a deduction in excess of this limit for qualified "performance-based compensation," the material terms of which are disclosed to and approved by stockholders. In structuring and administering our compensation plans and arrangements, it is our policy to take into account the tax deductibility of compensation, including the impact of Section 162(m). Based on our current levels of executive compensation and the administration of our plans and arrangements, we do not expect that the application of Section 162(m) will result in any material cost to the Company as a result of the non-deductibility of compensation.

Compensation Committee Interlocks and Insider Participation

  None of the members of the compensation or stock option committees is or has been an officer or employee of Loews Cineplex. No executive officer of Loews Cineplex currently serves on the compensation committee or any similar committee of another public company.

Glossary

  The named executive officers are the five most highly compensated executive officers of Loews Cineplex: Messrs. Ruisi, Karp, Reid, Shugrue and McBride.

                         By the compensation committee:

                                  Mr. Hauptman
                                 Mr. Lemberger
                                  Ms. Randall

                         By the stock option committee:

                                   Mr. Cohon
                                 Mr. Zuckerman

                               PERFORMANCE GRAPHS

  This graph compares our total stockholder returns (assuming reinvestment of dividends), the Standard & Poor's 500 Composite Stock Index ("S&P 500"), and an industry peer index compiled by us that consists of Carmike Cinemas, Inc., AMC Entertainment, Inc. and GC Companies, Inc. (the "Peer Group"). The Peer Group consolidation was done on a weighted average basis (market capitalization basis, adjusted at the beginning of each year). The graph assumes $100 invested at the per share closing price of the common stock on the New York Stock Exchange Composite Tape on May 14, 1998, the first day our stock traded on the exchange (upon consummation of the Loews/Cineplex Odeon combination), in Loews Cineplex and each of the other indices.

                         Loews Cineplex Entertainment
                    Total Cumulative Shareholder Return for
                   22-Month Period Ending February 29, 2000
                                    [GRAPH]
                     Loews Cineplex
                      Entertainment           S&P 500          Peer Group
                     --------------           -------          ----------
IPO                      100.00                100.00            100.00
May-98                    82.34                 98.55             94.24
Jun-98                    68.34                102.55             96.41
Jul-98                    57.00                101.46             88.07
Aug-98                    42.00                 86.81             73.88
Sep-98                    46.34                 92.37             69.25
Oct-98                    56.00                 99.88             71.74
Nov-98                    56.34                105.93             79.41
Dec-98                    54.00                112.03             89.23
Jan-99                    53.33                116.71             76.15
Feb-99                    50.34                113.08             72.66
Mar-99                    53.00                117.61             68.95
Apr-99                    67.33                122.16             79.39
May-99                    51.00                119.28             74.81
Jun-99                    58.00                125.89             77.48
Jul-99                    52.00                121.97             71.63
Aug-99                    42.34                121.36             63.16
Sep-99                    42.00                118.04             60.35
Oct-99                    36.34                125.51             56.05
Nov-99                    34.67                128.06             50.70
Dec-99                    31.33                135.60             41.89
Jan-00                    25.33                128.78             45.30
Feb-00                    22.00                126.35             44.74

  On March 24, 2000, a leading industry analyst at Bear Stearns announced that GC Companies, Inc. common shares trade more on the value of its venture capital portfolio than its theatre assets and Bear Stearns therefore was suspending coverage of GC Companies, Inc. stock within the industry group. Consequently, we believe that inclusion of GC Companies, Inc. in the performance graph overstates the total return of the peer group because GC Companies, Inc. derives a substantial portion of its cash flow and net earnings from its financial investment activities relative to those derived from its theatre operations. For this reason we believe GC Companies, Inc. should no longer be considered part of the peer group for purposes of calculating the peer group index in the performance graph. Accordingly, we have included a performance graph to show the peer group performance excluding GC Companies, Inc. Additionally, this graph presents total stockholder returns since the public offering of our common stock on July 30, 1998, which increased our public float significantly.

                         Loews Cineplex Entertainment
                    Total Cumulative Shareholder Return for
                   20-Month Period Ending February 29, 2000
                                    [GRAPH]
                     Loews Cineplex
                      Entertainment           S&P 500          Peer Group
                     --------------           -------          ----------
Jul-98                   100.00                100.00            100.00
Aug-98                    71.59                 83.89             76.13
Sep-98                    78.98                 89.26             74.70
Oct-98                    95.45                 96.52             80.34
Nov-98                    96.03                102.37             90.18
Dec-98                    92.05                108.26            105.41
Jan-99                    90.91                112.79             87.38
Feb-99                    85.80                109.28             85.29
Mar-99                    90.35                113.65             82.29
Apr-99                   114.77                118.05             95.96
May-99                    86.94                115.27             87.00
Jun-99                    98.86                121.66             91.98
Jul-99                    88.64                117.87             81.98
Aug-99                    72.16                117.28             70.04
Sep-99                    71.59                114.07             69.21
Oct-99                    61.94                121.29             62.13
Nov-99                    59.09                123.75             54.75
Dec-99                    53.41                131.04             42.32
Jan-00                    43.18                124.45             45.03
Feb-00                    37.50                122.10             38.06

                              RELATED TRANSACTIONS

  Sony Pictures and Universal are major film studios and distributors. We exhibited films distributed by Sony Pictures and Universal in the past and expect to continue to do so in the future. We pay Sony Pictures and Universal based on negotiated and/or contracted rates established on terms that we believe are equivalent to an arm's-length basis. At February 29, 2000, we owed Sony Pictures approximately $6.2 million and Universal approximately $3.8 million under film licensing agreements. We recognized approximately $38.4 million in film rental expenses relating to the exhibition of films distributed by Sony Pictures and approximately $51.3 million in film rental expenses relating to the exhibition of film distributed by Universal, in each case, for the 2000 fiscal year.

  Together with Sony Corporation of America, we have ongoing obligations under the following agreements:

  Trademark Agreement. Sony Corporation of America has granted Loews Cineplex a five-year right to use the trademark "Sony" and all goodwill associated with the mark in connection with the operation of two of our theatres, the Sony Lincoln Square theatre in New York City and the Sony Metreon Theatre located in Sony's Metreon entertainment/retail complex in San Francisco.

  Tax Sharing and Indemnity Agreement. Sony Corporation of America is responsible for and will indemnify us and our U.S. subsidiaries against certain consolidated, combined and unitary federal, state, local and foreign income, franchise and capital taxes for all taxable years ending on or prior to the closing of our combination with Cineplex Odeon, except for taxes incurred by us and our U.S. subsidiaries after that date arising by reason of an audit or court proceeding. The agreement also sets forth procedures for (1) preparing and filing consolidated combined and unitary federal and state income, franchise and capital tax returns with respect to taxable years ending on or prior to the combination and (2) the conduct and settlement of certain tax audits and proceedings with respect to these taxable years. We have agreed to indemnify and hold harmless Sony Corporation of America and Sony Pictures with respect to certain liabilities that may arise in connection with agreements that we assumed from them at the time of the combination.

  Transition Services Agreement. Sony Corporation of America and Sony Pictures have agreed to provide us with specified administrative services to the extent we require such services to conduct our operations in the ordinary course of business. They have agreed to provide these services at prices and rates, and subject to termination, as Sony Pictures and we may agree upon. These terms must be no less favorable to us than would be obtainable from unaffiliated third parties.

  An affiliate of Sony Corporation of America developed an entertainment/retail complex in San Francisco. We entered into a lease to operate a 3D IMAX(R) theatre and a state-of-the-art 15-screen multiplex theatre located in this complex. Total occupancy related payments during fiscal year 2000 were approximately $2.0 million.

  In September 1990, Cineplex Odeon sold its interest in the Universal City Cinema motion picture theatre facility located at the Universal City, California retail and entertainment complex Citywalk to Universal. Universal has retained us to manage the 18-screen theatre there on a long-term basis for a fee of 3% of gross revenue plus 3% of net cash flow from the multiplex. For the fiscal year ended February 29, 2000, we received approximately $576 thousand under this management agreement with Universal. During a three-year period beginning from and after the later of (1) May 14, 2000 and (2) the fifteenth day of the month following the first month end as of which our debt is less than 4.75 times our consolidated EBITDA for the 12-month period then ended, Universal can cause us to lease the Universal City Cinema for 20 years. If Universal exercises this right, we will pay Universal, for entering into the lease and conveying the related personal property, a cash payment equal to (1) ten times the cash flow of the Universal City Cinema for the 12-month period ended on the last day of the month preceding Universal's notice of exercise minus (2) the cost of eliminating any deficiencies from the operating requirements and standards set forth in the lease. Universal's put right will terminate three years after it first becomes exercisable.

  We also currently operate a new IMAX(R) theatre located in the 18-screen Universal City theatre at

Citywalk and the 20-screen Universal Cineplex theatre at Universal Studios in Orlando, Florida.

  We have entered into several transactions with affiliates of Millennium Development, an affiliate of MDP Ventures II LLC, and negotiations are ongoing with respect to other transactions. We lease real property in New York from an affiliate of Millennium. Total occupancy related payments to Millennium during fiscal year 2000 were approximately $3.1 million. In fiscal year 2000, we entered into a lease and ancillary agreements whereby an affiliate of Millennium will lease property in Boston, Massachusetts to one of our subsidiaries for aggregate base lease payments of approximately $4.4 million per year. Payments under this lease are expected to commence in fiscal year 2001. One of our subsidiaries holds a 50% general partnership interest in Loeks-Star Partners, which owns theatres we operate in the state of Michigan. Loeks-Star Partners and an affiliate of Millennium each hold a 50% interest in Star Southfield Center, LLC, which leases real property in Michigan to Loeks-Star Partners. Total occupancy related payments to Star Southfield Center, LLC under this lease for fiscal year 2000 were approximately $3.9 million.

  Pursuant to his employment agreement, we made Mr. Shugrue a full-recourse interest bearing bridge loan in the principal amount of $1.25 million in 1999. The loan currently bears interest at the prime rate plus 2% and is secured by real property and a portfolio of investment securities owned by Mr. Shugrue's family trust.

  Pursuant to Mr. Karp's employment agreement, we made him an interest bearing loan in the amount of $425,000 in 1999. The loan bears interest at the rate of 8.875% and is secured by a special bonus fund that we established pursuant to the terms of his employment agreement. The loan, plus accrued interest, will be paid by reducing the special bonus fund accordingly.

                                STOCK OWNERSHIP

  The following table shows the number of Loews Cineplex common shares beneficially owned as of May 15, 2000 by:

  . each person who we know beneficially owns more than five percent of Loews Cineplex's common shares,

  . each of our directors,

  . each executive officer named in the Summary Compensation Table on page 11, and

  . the directors and executive officers as a group.

                                                         Shares
                                                   Beneficially Owned
                                                   ----------------------------
Name and Address of Beneficial Owner                 Number             Percent
-------------------------------------------------- ----------           -------

Common Stock, par value $.01 per share

 5% Stockholders:
  Sony Pictures Entertainment Inc................. 23,137,111/(1)/       39.5%
  550 Madison Avenue
  New York, New York 10022

  Universal Studios, Inc. ........................ 14,946,461/(1)//(2)/  25.5%
  100 Universal City Plaza
  Universal City, CA 91608

  The Claridge Group..............................  4,300,626/(1)//(3)/   7.4%
  c/o Claridge Inc.
  1170 Peel Street, 8th Floor
  Montreal, Quebec H3B 4P2

  MDP Ventures II LLC.............................  4,134,300/(4)/        7.1%
  c/o Millenium Partners Management LLC
  1995 Broadway
  New York, New York 10023

  Dimensional Fund Advisors Inc. .................  3,251,100/(5)/        5.6%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, California 90401

 Directors:/(6)/
  George Cohon....................................      1,900/(7)/          *
  Nora Ephron.....................................      1,000/(7)/          *
  Mel Harris......................................      /(8)/              --
  Andrew Hauptman.................................
  Ronald N. Jacobi................................      4,230/(8)/          *
  Kenneth Lemberger...............................      /(8)/              --
  Ron Meyer.......................................      /(9)/              --
  Yuki Nozoe......................................      /(8)/              --
  Karen Randall...................................      /(9)/              --
  Hellene Runtagh.................................      /(9)/              --
  Bedi A. Singh...................................      /(8)/              --
  Howard Stringer.................................      /(8)/              --
  William A. Sutman...............................      /(9)/              --
  Mortimer B. Zuckerman...........................      2,000/(7)/          *

                                                              Shares
                                                           Beneficially
                                                               Owned
                                                         -----------------------
Name and Address of Beneficial Owner                      Number         Percent
-------------------------------------------------------- ---------       -------

 Executive Officers:
  Lawrence J. Ruisi.....................................   750,000/(10)/   1.3%
  Allen Karp............................................   537,614/(11)/     *
  Travis Reid...........................................   108,000/(12)/     *
  J. Edward Shugrue.....................................    97,200/(13)/     *
  John C. McBride, Jr...................................    64,800/(14)/     *

 All Directors and Executive Officers
 as a Group (22 persons)................................ 1,704,644         2.9%

Class B Non-Voting Common Stock, par value $.01
per share
  Universal Studios, Inc. ..............................    80,000        95.2%
  100 Universal City Plaza
  Universal City, CA 91608

--------
* Indicates beneficial ownership or control of less than 1% of the outstanding shares of common stock.
/(1)/All of such shares are subject to the terms of the Stockholders Agreement. /(2)/The Seagram Company Ltd. owns an approximately 92% indirect interest in
    Universal. Descendants of the late Samuel Bronfman and trusts established for their benefit (the "Bronfman Trusts") beneficially owned, directly or indirectly, an aggregate of 115,243,154 of Seagram shares, representing approximately 28.6% of the then outstanding Seagram shares, and, pursuant to two voting trust agreements, Charles R. Bronfman served as the voting trustee for approximately 27.9% of the then outstanding Seagram shares and a voting trustee for approximately 0.4% of the then outstanding Seagram shares.
/(3)/Excludes 9,926 shares of common stock owned by the wife of Mr. Bronfman, as to which beneficial ownership has been disclaimed. Members of the Claridge Group and their holdings of voting securities are as follows:
     - The Charles Rosner Bronfman Discretionary Trust: 1,918,907 shares,
     - The Charles Bronfman Trust: 1,000,000 shares,
     - The Charles R. Bronfman Trust: 1,000,000 shares,
     - Bojil Equities Inc.: 350,309 shares with respect to which Senator E. Leo Kolber exercises voting control, but disclaims beneficial ownership, and
     - The Phyllis Lambert Foundation: 31,410 shares.
  Charles Rosner Bronfman may be deemed to share beneficial ownership of the shares held by the three trusts listed above.
/(4)/Based on a Schedule 13G filed by MDP Ventures II LLC ("MDP Ventures"),
    Millenium Development Partners II LLC ("Millenium Development") and Christopher M. Jeffries ("CMJ") with the Securities and Exchange Commission on February 14, 2000. MDP Ventures is the holder of record with respect to 4,134,300 shares of Common Stock. Millennium Development, as the managing member of MDP Ventures, has the power to vote and the power to dispose of the Common Stock held by MDP Ventures. CMJ, as the holder of a majority of the limited liability company interests of Millennium Development, has the power to manage Millennium Development and therefore has the sole power to vote and the sole power to dispose of the Common Stock held by MDP
    Ventures. The reporting parties do not have shared power to vote or direct the vote, or shared power to dispose or to direct the disposition of the Common Stock.
/(5)/Based on a Schedule 13G filed by Dimensional Fund Advisors Inc. with the
    Securities and Exchange Commission on February 3, 2000.
/(6)/Excludes management directors Messrs. Ruisi and Karp, who are included below under Executive Officers.
/(7)/Includes options to acquire shares of our common stock granted to each independent director on April 14, 1999, 1,000 of which are currently exercisable.
/(8)/Excludes 23,137,111 shares of common stock owned by Sony Pictures. Messrs.
    Harris, Jacobi, Lemberger, Nozoe, Singh and Stringer, officers of Sony Pictures or its affiliates, disclaim beneficial ownership of all Loews Cineplex shares owned by Sony Pictures.
/(9)/Excludes 14,946,461 shares of common stock and 80,000 shares of Class B common stock owned by Universal. Messrs. Meyer and Sutman, Ms. Randall and Ms. Runtagh, officers of Universal or its affiliates, disclaim beneficial ownership of all Loews Cineplex shares owned by Universal.
/(10)/Includes 700,000 options currently exercisable.
/(11)/Includes 1,714 shares of common stock which are beneficially owned by the Allen and Sharon Karp Trust, as to which Mr. Karp disclaims beneficial ownership, and 535,900 shares of common stock which relate to options currently exercisable.
/(12)/Represents 108,000 options currently exercisable.
/(13)/Represents 97,200 options currently exercisable.
/(14)/Represents 64,800 options currently exercisable.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of holdings and transactions in our shares with the SEC and the New York Stock Exchange. Based on our records and other information, we believe that during the 2000 fiscal year our directors and executive officers and 10% shareholders met all applicable SEC filing requirements, except for Mr. Sutman, who was late in filing his initial statements of beneficial ownership on Form 3 and Mr. Shugrue, who was late in filing his statement of changes in beneficial ownership on Form 4 for June 1999.

                             STOCKHOLDERS AGREEMENT

  The following is a brief summary of our Stockholders Agreement with Sony Pictures, Universal and the Claridge Group.

The Board of Directors

  The Stockholders Agreement requires us to have a 16-member Board of Directors. Two of these members must be the most senior executives of Loews Cineplex. At least three others must be independent directors. The current management directors are Lawrence J. Ruisi, who is our President and Chief Executive Officer, and Allen Karp, who is Chairman and Chief Executive Officer of Cineplex Odeon Corporation. As long as Mr. Karp is an executive officer of Loews Cineplex or an affiliate, the Agreement says that he must be one of the management directors.

  An "independent director" is any director who:

  . is free from any relationship that, in the opinion of the nominating committee, would interfere with the exercise of independent judgment as a director,

  . is not an affiliate of Loews Cineplex, Sony Pictures, Universal or the Claridge Group or a current or former officer of Loews Cineplex, Sony Pictures or Universal or any of their respective subsidiaries,

  . does not also act on a regular basis as an individual or representative of an organization serving as a professional advisor, legal counsel or consultant to management of Loews Cineplex, Sony Pictures, Universal or the Claridge Group or any of their respective subsidiaries, and

  . does not represent, and is not a member of the immediate family of, a person who does not satisfy the requirements of the foregoing four categories.

  Sony Pictures, Universal and the Claridge Group are entitled to designate for nomination for election to our Board, the number of directors that generally corresponds to the percentage of our voting shares they each own, as follows:

                                                                       Number of
Applicable Percentage                                                  Directors
---------------------------------------------------------------------- ---------
Greater than 6.25% and less than 9.375%...............................      1
Greater than 9.375% and less than 15.625%.............................      2
Greater than 15.625% and less than 21.875%............................      3
Greater than 21.875% and less than 28.125%............................      4
Greater than 28.125% and less than 34.375%............................      5
Greater than 34.375% and less than 40.625%............................      6
Greater than 40.625% and less than 46.875%............................      7
Greater than 46.875% and less than 53.125%............................      8
Greater than 53.125% and less than 59.375%............................      9
Greater than 59.375% and less than 65.625%............................     10
Greater than 65.625% and less than 71.875%............................     11
Greater than 71.875% and less than 78.125%............................     12
Greater than 78.125% and less than 84.375%............................     13
84.375% and greater...................................................     14

  As described below, Sony Pictures and Universal must consent to our issuance of voting shares above specified thresholds. If we issue shares below these thresholds at a time when their consent would be required for an issuance above the thresholds, we do not include the new shares in calculating these percentages. The Stockholders Agreement refers to these percentages as the "applicable percentage" and they are used to define the rights of Sony Pictures, Universal and the Claridge Group in a number of important areas.

  The following additional limitations and exceptions apply to the general rule of proportionality in Board representation:

  . until May 14, 2003, the Claridge Group is entitled to designate one director if it owns more than 3.5% of our common stock, and, after May 14, 2003, if it owns more than 5%,

  . if Sony Pictures, Universal and the Claridge Group would together be entitled to designate more than 14 directors, each of the thresholds on the chart will be increased by the smallest percentage that would result in their being entitled to 14 directors; and

  . until May 15, 2002, no stockholder is entitled to designate more than eight directors. This cap ends, however, if a stockholder would be entitled to designate more than eight directors on the basis of its "adjusted applicable percentage" ownership of our voting shares. In calculating this percentage, the agreement generally lets a stockholder count the shares it owned at the closing of the combination, shares acquired from each other and their permitted transferees, shares acquired through their exercise of the equity purchase rights described later on and shares acquired through stock splits and the like. It does not let them count shares acquired in the market, in privately negotiated purchases from third parties or by direct purchases from us except through the exercise of equity purchase rights.

  Sony Pictures, Universal and the Claridge Group also agreed among themselves that:

  . none of them will be entitled to designate more than six directors. However, this cap also ends if one of the stockholders could designate a majority of the directors on the basis of its "adjusted applicable percentage". In addition, this cap increases from six directors to seven if the "applicable percentage" of one of the stockholders exceeds 45% on or after May 14, 2001.

  . at any time that either Sony Pictures or Universal's "applicable percentage" equals or exceeds 40.625% and the six-director cap applies, the other has agreed that one of its Board designees will be an independent director so long as its "applicable percentage" equals or exceeds 21.875%.

  If Sony Pictures, Universal and the Claridge Group collectively can designate 13 or more directors, at least one of the individuals designated by each of Sony Pictures and Universal will be an independent director, unless one of them is only entitled to designate one director. In this case, two of the designees of the other must be independent.

  We and the other parties to the Stockholders Agreement have agreed that, except for the stockholder designees and the management directors, everyone else that we nominate to our Board will be independent, unless the sitting independent directors waive this requirement.

  Sony Pictures, Universal and the Claridge Group have agreed to vote their voting shares to cause each of their designees and each of the independent directors and management directors designated by the nominating committee to be elected to the Board. We have also agreed to use our best efforts to cause the election of these designees and nominees.

  At each Board election, the nominating committee is charged with designating the management directors and the independent directors and determining whether prospective nominees as management directors and independent directors meet the criteria for these positions. The Stockholders Agreement requires the nominating committee to comprise four directors, consisting of two independent directors designated by a majority of the independent directors, one designee of Sony Pictures and one designee of Universal. The nominating committee does not consider nominees recommended by other stockholders.

  The Stockholders Agreement requires each committee of the Board to include a number of Sony Pictures directors and Universal directors proportionate to the numbers of their designees then serving on the whole Board. The Stockholders Agreement contains other provisions relating to committees and various provisions relating to the procedures, including meetings and agendas, and the powers of the Board.

  Sony Pictures, Universal and the Claridge Group have each agreed that they will not without the prior written consent of both Sony Pictures and Universal:

  . seek the election or removal of any director, except as contemplated in the Stockholders Agreement,

  . subject any shares of common stock to any arrangement with respect to the voting of such shares,

  . subject to certain exceptions, engage in any "solicitation" within the meaning of Rule 14a-11 under the Exchange Act of proxies or consents or become a "participant" in any "election contest" within the meaning of Rule 14a-11 under the Exchange Act with respect to Loews Cineplex, or

  . form a "group" with respect to any shares of common stock within the meaning of Section 13(d)(3) of the Exchange Act, other than a group consisting of other parties to the Stockholders Agreement, any of their affiliates and permitted transferees.

Consent Rights

  So long as either Sony Pictures or Universal has an "applicable percentage" of at least 17.86%, it will have the right to consent to specified actions by us and our subsidiaries, including:

  .  voluntary bankruptcy filings by us or any "significant subsidiary",

  .  acquisitions and dispositions meeting specified tests of materiality,

  . with limited exceptions, engaging in any business other than the exhibition of films,

  . transactions with Sony Pictures or Universal or any of their respective affiliates involving more than $1,000,000 per calendar year, excluding arm's-length transactions in the ordinary course of business, including film booking arrangements,

  .  changing the number of directors comprising the entire Board,

  . issuing any voting shares or their equivalents exceeding specified thresholds,

  . paying cash dividends or making any other cash distributions on any shares of our capital stock or securities convertible into, or exchangeable or exercisable for, our capital stock exceeding specified thresholds,

  . incurring any debt in excess of specified amounts, with specified exceptions,

  . hiring, or renewing the employment contract of, either of our two most senior executive officers,

  . entering into any arrangement with any holder of voting shares in the holder's capacity as a holder which subjects actions taken by us or any of our subsidiaries to the prior approval of any person,

  . entering into certain discriminatory stockholder arrangements, including any stockholders rights plan, and

  .  amending our by-laws by action of the Board.

  Sony Pictures and Universal have additional consent rights if we fail to meet specified budgeted financial targets, including the right to approve:

  .  a new five-year strategic business plan,

  .  making capital expenditures exceeding specified thresholds,

  .  incurring any debt in excess of specified amounts,

  .  incurring liens to secure unsecured debt, and

  .  issuing any of our capital stock.

  Some of these consent rights have exceptions.

  Any dispute between us and either Sony Pictures or Universal relating to these consent rights must be submitted to arbitration by an independent arbitrator. Pending resolution of the dispute, which generally must be resolved within ten business days of its submission, we may not take the action which is the subject of the dispute.

  Moreover, Sony Pictures, Universal and the Claridge Group have each agreed to vote their shares or cause their designees to the Board to vote, at the request of Sony Pictures or Universal, against any action of the Board or stockholders, related to any:

  .  merger,

  .  voluntary liquidation, dissolution or winding up of Loews Cineplex,

  .  amendment or restatement of our certificate of incorporation, or

  .  amendment or repeal of any provision of Loews Cineplex's by-laws.

  These rights apply only if Sony Pictures' or Universal's "applicable percentage" equals or exceeds 17.86% at the time of the request.

  So long as Sony Pictures' or Universal's "applicable percentage" equals or exceeds 17.86%, our certificate of incorporation provides that effecting a merger or dissolution, amending our certificate of incorporation or amending or repealing our by-laws by action of the stockholders will require the affirmative vote or written consent of the holders of at least 80% of the outstanding shares of common stock, unless the action is approved by at least 14 members of the Board. If 14 members of the Board approve the matter, a majority vote, or with respect to a merger a 66 2/3% vote, will be required. However, this exception to the 80% vote requirement does not apply to by-law amendments.

  Finally, so long as Sony Pictures' or Universal's "applicable percentage" equals or exceeds 17.86%, neither Sony Pictures, nor Universal, nor the Claridge Group will vote in favor of, consent in writing to, or take any other action to effect an amendment or repeal of these 66 2/3% vote provisions of our certificate of incorporation.

Approval of Certain Combinations by Disinterested Directors

  If Sony Pictures' or Universal's "applicable percentage" equals or exceeds 17.86%, they will not enter into any contract with us, nor will we otherwise engage in any transaction with them involving more than $1,000,000 per calendar year, unless this transaction is approved by a majority of the disinterested directors following disclosure of material facts to the directors. This approval requirement does not apply to transactions in the ordinary course of our business, including film booking arrangements.

Restrictions on Transfers of Loews Cineplex Stock

  The Stockholders Agreement includes the following restrictions on transfers by Sony Pictures and Universal:

  Rights to Participate in Sales for All Loews Cineplex Stockholders Including Public Stockholders. Neither Sony Pictures nor Universal may transfer, individually or collectively, an aggregate of more than 50% of our outstanding voting shares to a third party transferee unless each of our stockholders has the right to participate in such transfer on the same basis as Sony Pictures or Universal. This right does not apply if Sony Pictures or Universal exercises its right of first refusal to purchase the shares to be transferred.

  Rights to Participate in Sales for Universal and the Claridge Group. Sony Pictures may not transfer more than 50% of our shares initially owned by it to any person, other than a permitted transferee, unless Universal and the Claridge Group each has the right to participate in this transfer on the same basis as Sony Pictures.

  Right of First Refusal of Sony Pictures and Universal. Sony Pictures and Universal have given each other reciprocal rights of first refusal in connection with

   . any transfer in one or more series of related privately negotiated transactions or a public offering if (1) 5% or more of the then outstanding voting shares are subject to the transfer, (2) any transferee would, following this transfer, beneficially own 5% or more of the outstanding voting shares or
(3) in the case of any transfer by Sony Pictures or any of its affiliates, Sony Pictures' "applicable percentage" exceeds 25%,

   . any transfer pursuant to a bona fide third party tender offer or exchange offer,

   .  any transfer to us or any of our subsidiaries, and

   . any transfer in a brokers' transaction within the meaning of Section 4(4) of the Securities Act.

  No right of first refusal applies to any transfer between Sony Pictures or Universal and any of their respective permitted transferees.

Standstill Agreements

  Each of Sony Pictures, Universal and the Claridge Group has agreed not to, and to cause its affiliates not to, acquire, directly or indirectly, the beneficial ownership of any additional voting shares, except for:

   . acquisitions of up to an aggregate of 5% of the outstanding voting shares during any twelve-month period, subject to specific price restrictions, and

   . acquisitions in privately negotiated transactions from five or fewer persons pursuant to offers not made generally to holders of voting shares and pursuant to which the value of any consideration paid does not exceed 115% of the "market price" as determined in accordance with regulations under the Securities Act (Ontario).

  These exceptions are not available to a stockholder whose "applicable percentage" would equal or exceed 25% after the acquisition if, as a result of the acquisition, the public stockholders would beneficially own less than 20% of the outstanding voting shares.

  There are the following additional exceptions for acquisitions:

   .  from Sony Pictures, Universal or the Claridge Group,

   .  pursuant to the exercise of the equity purchase rights described below,

   .  on terms and conditions approved by the independent directors,

   . pursuant to a tender or exchange offer made in accordance with applicable law,

   . to restore Sony Pictures', Universal's or the Claridge Group's "applicable percentage" following a dilutive issuance of voting shares, and

   . acquisitions of shares of common stock upon the conversion of the shares of Class B Non-Voting Common Stock.

  Sony Pictures, Universal and the Claridge Group have agreed that, in the case of any permitted acquisition that would constitute a "Rule 13e-3 transaction" as defined in Rule 13e-3 under the Exchange Act, prior to the consummation of this transaction:

   . a nationally recognized investment bank shall have delivered an opinion to our Board that the transaction is fair from a financial point of view to our stockholders, other than the stockholder initiating the acquisition,

   . a majority of the independent directors shall have approved the transaction, and

   . if our public stockholders beneficially own more than 20% of our voting shares, and if stockholder approval is required under Delaware law or our certificate of incorporation, a majority of the shares of common stock held by the public stockholders shall have been voted in favor of the transaction.

  The standstill restrictions terminate on the earlier of (1) May 14, 2004, and
(2) any time after May 14, 2002 if the Claridge Group ceases to have the right to designate a director, or upon the occurrence of:

   . a good faith tender or exchange offer to acquire more than 20% of our voting shares made by any person, except that these restrictions shall not terminate for a stockholder who makes or induces the tender or exchange offer. Additionally, the restrictions will be reinstated if the offer is withdrawn or expires without being consummated,

   . the "applicable percentage" of Sony Pictures, Universal or the Claridge Group equaling or exceeding 80%, or, in the case of Universal, 33 1/3% at any time Universal beneficially owns more voting shares than any other holder,

   . with respect to any particular stockholder, its "applicable percentage" being less than 15% of our voting shares, except that the restrictions will be reinstated if its percentage ownership equals or exceeds 15% of our voting shares within one year after falling below this threshold,

   . any person (other than Sony Pictures, Universal and the Claridge Group or a permitted transferee) beneficially owning more than 20% of the voting shares, not counting voting shares acquired from Sony Pictures, Universal or the Claridge Group, a permitted transferee or Loews Cineplex, or

   . the public stockholders beneficially owning more than 66 2/3% of our voting shares.

  Sony Pictures and Universal have agreed with each other and the Claridge Group has agreed with each of them that none of them nor any of their affiliates will acquire, directly or indirectly, the beneficial ownership of any of our voting shares

   . if immediately prior to the acquisition its "applicable percentage" exceeds 50%, not counting voting shares acquired from one another or permitted transferees, or

   . if, as a result of the acquisition, (1) it would beneficially own more than 50% of our voting shares, not counting voting shares acquired from one another or permitted transferees, or (2) the public stockholders would beneficially own less than 20% of our voting shares.

  These last restrictions do not apply if, upon consummation of such acquisition, the acquiror's "applicable percentage" would be less than 25%. These restrictions do not prohibit the acquisition of shares of common stock upon the conversion of shares of Class B non-voting common stock.

  These restrictions will terminate if:

   . the "applicable percentage" of either Sony Pictures or Universal is less than 10%. However, the restrictions will be reinstated if the applicable percentage equals or exceeds 10% within one year after falling below this threshold.

   . any person makes a good faith tender or exchange offer to acquire more than 15% of our outstanding voting shares, except that these restrictions will not terminate for a stockholder who makes or induces the tender or exchange offer or is acting in concert with the person making the offer. Additionally, the restrictions will be reinstated if the offer is withdrawn or expires without being consummated.

   . any person (other than Sony Pictures, Universal or the Claridge Group or a permitted transferee) beneficially owns more than 15% of our voting shares, not counting shares acquired from Sony Pictures, Universal or the Claridge Group or a permitted transferee, but only if the sum of the "applicable percentages" of Sony Pictures and Universal is less than 45%.

Registration Rights

  The Stockholders Agreement gives Sony Pictures, Universal and the Claridge Group demand and piggyback registration rights with respect to the registration under the Securities Act of shares of common stock owned by them. Sony Pictures, Universal and the Claridge Group are each able to demand registration under the Securities Act of shares of common stock owned by them, subject to specific limitations. In no event will Loews Cineplex be required to effect, in the case of each of Sony Pictures and Universal, more than four registrations on demand, in the case of the Claridge Group, more than one registration on demand, and in the aggregate, more than nine registrations on demand.

  Sony Pictures, Universal and the Claridge Group also have piggyback registration rights to include shares of common stock owned by them in any registration statement filed by us with respect to our common stock, subject to specific exceptions.

Equity Purchase Rights

  Sony Pictures and Universal have equity purchase rights if we propose to issue or sell any voting shares in a transaction for which they have rights. Subject to applicable rules of any stock exchange on which our common stock is then listed, their rights will entitle them to acquire from us a portion of the securities that we propose to issue or sell in proportion to their respective "applicable percentages", prior to giving effect to the proposed issuance or sale. They may exercise their rights in whole or in part.

Assignments of Rights and Obligations to Transferees

  Permitted transferees of Sony Pictures, Universal and the Claridge Group will be subject to the terms and conditions of the Stockholders Agreement. In some circumstances, third party transferees will have the right to designate directors. They may also be entitled to registration rights. Third party transferees will not receive the tag-along rights, rights of first refusal or equity purchase rights described above. In addition, the consent rights of Sony Pictures and Universal may not be assigned to third parties.

Certain Remedies

  If either Sony Pictures or Universal has a good faith belief that we or another party to the Stockholders Agreement is likely to breach, or has breached, in any material respect, its obligations under the agreement, it may deliver notice of its belief to us and/or the breaching stockholder. When we receive this notice and until the dispute is resolved, neither we nor any other party to the Agreement may take any action that would facilitate the breach. If we receive this notice, we have agreed we will take reasonable actions to prevent the breach, if it has not yet occurred, or to minimize any adverse consequences to the aggrieved stockholder. Our operations may be interrupted or delayed pending such resolution.

  In addition, if Sony Pictures or we breach in any material respect any of our obligations to Universal under the Stockholders Agreement, Sony Pictures and we must, at the request of Universal, use our best efforts to amend our certificate of incorporation to authorize a new class of common stock to be issued by us to Universal and its permitted transferees in exchange for the common stock held by them. This new class would be identical in all respects to the common stock, except that it would entitle Universal to proportionate representation on the Board on the same basis that Universal is entitled to representation under the Stockholders Agreement. Universal's consent rights would also be incorporated in this new class, and Sony Pictures and Universal would cease to have consent rights under the Stockholders Agreement. Such new class of common stock, if issued, would be convertible into shares of common stock on a one-for-one basis at any time at the discretion of the holder.

Termination

  Except as otherwise described in the Stockholders Agreement, the rights and obligations of a stockholder under the Stockholders Agreement terminates when its "applicable percentage" is less than 6.25% or, in the case of the Claridge Group, 3.5% until May 14, 2003 and 5% after that date. The rights do not end, however, if the decrease results from our issuance of additional voting shares.


                      SUBMISSION OF STOCKHOLDER PROPOSALS

  In order for a stockholder proposal to be considered for inclusion in Loews Cineplex's proxy statement for the fiscal year 2001 Annual Meeting, the proposal must be received at our offices no later than January 25, 2001. Securities and Exchange Commission rules contain standards as to what stockholder proposals we must include in a proxy statement.

  Any stockholder proposal to be considered at next year's meeting but not included in the proxy statement must be in writing and received at our offices no later than April 10, 2001.

                                   * * * * *

  Whether or not you plan to attend the Annual Meeting, please vote by telephone or Internet or mark, sign, date and promptly return the enclosed proxy card in the enclosed postage-paid envelope. The toll-free number to vote by telephone is at no cost to you.

                                          By order of the Board of Directors,

                                          /s/ Mindy Tucker

                                          Mindy Tucker
                                          Secretary

May 25, 2000

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                    LOEWS CINEPLEX ENTERTAINMENT CORPORATION

     The undersigned hereby appoints Lawrence J. Ruisi, John C. McBride, Jr. and Mindy Tucker as proxies, with power to act without the other and with power of substitution and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Loews Cineplex Entertainment Corporation standing in the name of the undersigned, with all the powers which the undersigned would possess if present at the Annual Meeting of Stockholders of Loews Cineplex Entertainment Corporation to be held on June 22, 2000 or any adjournment thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted "for" proposals 1 and 2, and in the discretion of the proxy holder as to any other matter that may come before the Annual Meeting of Stockholders of Loews Cineplex Entertainment Corporation or any adjournments thereof, except with respect to broker non-votes.

       (Continued, and to be marked, dated and signed, on the other side.)

--------------------------------------------------------------------------------

                            . FOLD AND DETACH HERE .

                                Admission Ticket


                                 Loews Cineplex
                                 Entertainment
                                  Corporation


                               Annual Meeting of
                                  Stockholders
                               Loews 42nd Street
                                 E-Walk Theatre
                              247 West 42nd Street
                            New York, New York 10036
                                 June 22, 2000
                                 10:00 a.m. EDT
                                   Admit One

--------------------------------------------------------------------------------
                            . FOLD AND DETACH HERE .


                             YOUR VOTE IS IMPORTANT!

                       You can vote in one of three ways:

1.   Vote by Internet at the following Internet address:
     http://www.eproxy.com/LCP

                                       or
                                       --

2.   Call toll free 1-800-840-1208 on a touch-tone telephone.

                                       or
                                       --

3. By mail - by promptly returning your completed and signed proxy card in the enclosed envelope.

               When OK to Print -- Remove ALL Red Items

                                                           Please mark
                                                           your votes as
------------------------------------------------------     indicated in     [X]
                    NO TEXT PRINTING IN THIS AREA          this example
------------------------------------------------------


The Board of Directors recommends        FOR    WITHHELD
a vote FOR items 1 and 2.                       FOR ALL
ITEM 1                                   [_]      [_]
Re-election of Directors
                                                     11. Lawrence J. Ruisi
01. George A. Cohon         06. Allen Karp           12. Hellene Runtagh
02. Nora Ephron             07. Kenneth Lemberger    13. Bedi A. Singh
03. Mel Harris              08. Ron Meyer            14. Howard Stringer
04. Andrew Hauptman         09. Yuki Nozoe           15. William A. Sutman
05. Ronald N. Jacobi        10. Karen Randall        16. Mortimer B. Zuckerman

WITHHELD FOR: (write that nominee's name in the space provided below)

                                             FOR AGAINST ABSTAIN
ITEM 2 Approval of Auditors                  [_]   [_]     [_]

--------------------------------------------------------------------------------
I plan to attend the meeting  [_]

--------------------------------------------------------------------------------
       --IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE
                             INSTRUCTIONS BELOW--
--------------------------------------------------------------------------------






                              NO TEXT PRINT IN THIS
                                    ADDRESS AREA





Signature _______________   Signature _______________  Date: _______________
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

--------------------------------------------------------------------------------
                            . FOLD AND DETACH HERE .


    [GRAPHIC]                YOUR VOTE IS IMPORTANT!          [GRAPHIC]
                       YOU CAN VOTE IN ONE OF THREE WAYS:

         Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

--------------------------------------------------------------------------------
                               VOTE BY INTERNET
                         24 hours a day, 7 days a week
                Follow the instructions at the following Internet
                        address:http://www.eproxy.com/LCP
--------------------------------------------------------------------------------
                                       or
--------------------------------------------------------------------------------
                                  VOTE BY PHONE
                          HAVE YOUR PROXY CARD IN HAND.
                  Call toll-free 1-800-840-1208 on a touch tone
                    telephone 24 hours a day, 7 days a week.
                   There is NO CHARGE to you for this call.
        You will be asked to enter your 11-digit Control Number, which is located in the box in the lower right hand corner of this form.
                        Follow the recorded instructions.
--------------------------------------------------------------------------------
                                       or
--------------------------------------------------------------------------------
                               VOTE BY PROXY CARD
                Mark, sign and date your proxy card and return
                      promptly in the enclosed envelope.
--------------------------------------------------------------------------------

 NOTE: If you voted by Internet or telephone, THERE IS NO NEED TO MAIL BACK your proxy card.


                              THANK YOU FOR VOTING.